Exhibit 10.19
Transition Services Agreement
THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is entered into as of November 28, 2022 (the “Effective Date”) by and between ACI Worldwide, Inc., a Delaware corporation (the “Company”), and Odilon Almeida (“Consultant”) (together, the “Parties”).
1.Retention as a Consultant. The Company hereby retains Consultant to serve as an independent consultant to the Company, on the terms and conditions set forth in this Agreement.
2.Transition Period. The term of this Agreement shall commence on November 8, 2022 and shall terminate on November 30, 2022 (the “Transition Period”).
3.Transition Services. During the Transition Period, Consultant will be reasonably available to consult and cooperate with, answer questions from and provide advice and counseling to, the Company’s Interim Chief Executive Officer (“Interim CEO”) with respect to matters as requested by the Interim CEO on an as-needed basis (the “Transition Services”). Any Transition Services will be provided remotely and the Company will not be providing an office or other support services to Consultant. If any access to any Company facilities will be necessary, the Interim CEO will arrange for the Consultant to have such access. Transition Services will not involve any communication with third parties on behalf of the Company.
4.Independent Contractor Status. The Parties acknowledge and agree that Consultant shall serve as an independent contractor and not as an employee of the Company. The Parties hereby covenant with one another to treat the engagement of Consultant as that of an independent contractor, and not that of an employee of the Company, for all purposes including, but not limited to, (a) U.S. and non-U.S. Federal, state and local income, business and employment taxes in any jurisdiction, (b) statutory and fringe benefits and (c) insurance. Consultant agrees that he is not, and will not claim or represent him to be, an employee or agent of the Company, that Consultant has no authority to enter into any contracts or agreements on behalf of the Company or to otherwise bind the Company in any manner, and that Consultant will not represent to any person or entity that he/it has any such authority. The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance with respect to the Transition Services rendered hereunder. Consultant acknowledges and agrees that, during the Transition Period, Consultant shall not be eligible to participate in, and waives any claims he may have to, any type of benefits offered to employees of the Company or any of its Affiliates (other than those to which he might be entitled as a former employee of the Company).
5.Consulting Fee and Related Matters. In exchange for the Transition Services and
Consultant’s continued compliance with the provisions of this Agreement, during the Transition
Period, the Company shall pay Consultant a consulting fee in an aggregate amount equal to $44,000, payable in December 2022. During the Transition Period, Consultant shall be reimbursed, upon receipt by the Company of suitable documentation, for reasonable and necessary travel or other out-of-pocket expenses incurred with prior, written approval by the

Interim CEO and subject to the Company’s travel reimbursement policy as in effect from time to time.
6.Taxes. Consultant agrees and understands that Consultant will fully assume any and all tax obligations on any payment or consideration paid to Consultant pursuant to this Agreement, and that Consultant shall be exclusively responsible for the reporting, withholding and payment of any and all Federal, state and local income, business or self-employment taxes in any jurisdiction which may be determined to be due as a result of any payment pursuant to this Agreement. The Company makes no representations concerning the tax consequences of the consulting fee paid pursuant to this Agreement. Consultant shall indemnify, defend, and hold harmless the Company, its officers, directors, employees, and agents, and its successors, heirs, and assigns, from and against any and all claims, damages and losses (including interest, penalties and defense costs) related to Consultant’s reporting, payment or non-payment of taxes with respect to the Transition Services.
7.CONTINUING OBLIGATIONS AND COVENANTS.
(a)Consultant hereby acknowledges that Consultant will continue to be bound by the surviving terms of that certain Severance Agreement between Consultant and the Company, dated April 15, 2022 (the “Severance Agreement”), including the terms in Section 5 therein (Confidential Information; Other Restrictive Covenants).
(b)Consultant is hereby provided notice that under the Defend Trade Secrets Act of 2016 (“DTSA”): (a) no individual will be held criminally or civilly liable under federal or state trade secrets law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to such individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except as permitted by court order. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, it shall not be a violation of this Agreement for Consultant to (i) provide testimony or access to confidential information in response to a valid subpoena, court order, regulatory request, or other legal process; provided, however, before making any such disclosure, other than to any governmental agency or regulatory authority or any self-regulatory organization, Consultant shall (unless legally prohibited from doing so) give the Company written notice of Consultant’s intended disclosure and afford the Company a reasonable opportunity to protect the Company’s interests, or (ii) voluntarily communicate with, or voluntarily participate in, any investigation or proceeding that may be conducted by, any governmental agency, regulatory authority or self-regulatory organization concerning possible violations of law, including providing documents or other information in that connection to any governmental agency, regulatory authority or self-

regulatory organization, in each case without notice to the Company or any other Company Released Party. Notwithstanding any other provision in this Agreement, it will not be a breach of any confidentiality provisions referenced in this Agreement for either Party to give truthful testimony and evidence, or otherwise defend itself, in response to a subpoena or other process of law or in connection with any court or arbitration proceeding or for either Party to exercise protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.
8.GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.
9.SUCCESSORS AND ASSIGNS. Consultant agrees that this Agreement (in whole or in part) will be binding upon, and pass to the benefit of, the successors and assigns of the Company. Consultant may not assign this agreement in whole or in part. Any purported assignment by Consultant shall be null and void from the initial date of the purported assignment.
10.AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of both Parties.
11.COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.
12.SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the Parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
13.ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement sets forth the entire agreement and understanding of the Parties relating to Consultant’s Transition Services.
[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the last date set forth below.
ACI WORLDWIDE, INC.      ODILON ALMEIDA
By:     /s/ ANTHONY D. DINKINS    /s/ ODILON ALMEIDA
Name:
Title:      CHRO
Date: November 28, 2022         Date: November 28, 2022